Exhibit 10.9

September 8, 2004

SCANA Communications Holdings, Inc.

c/o Belfint, Lyons & Shuman, P.A.

1011 Centre Road, Suite 310

Wilmington, Delaware 19805

Campbell B. Lanier, III

c/o ITC Financial Services

1241 O. G. Skinner Drive

P. O. Box 510

West Point, Georgia 31833

Gentlemen:

We refer hereby to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among ITC^DeltaCom, Inc. (the “Company”), Boatramp Co., Florida Digital Network, Inc. (“FDN”) and the stockholders of FDN listed on the signature pages thereof. Capitalized terms used but not defined in this letter agreement have the meanings given to such terms in the Merger Agreement.

In order to facilitate the transactions contemplated by the Merger Agreement and the other Transaction Documents, the Company wishes to amend the Amended Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series A Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the “Series A Certificate of Designation”) prior to the Effective Time to modify the rights of the holders (the “Holders”) of the Company’s 8% Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), voting as a separate class, exclusive of all other stockholders, to elect directors of the Company pursuant to Section 7.2 of the Series A Certificate of Designation. Such amendment to the Series A Certificate of Incorporation (the “Amendment”) would provide as follows:

1.	Effective as of the Effective Time, the right of the Holders, voting as a separate class, exclusive of all other stockholders, to elect two directors of the Company would be terminated.

2.	References to “Series A Directors” in the Series A Certificate of Designation would be eliminated and other modifications made to give effect to the amendment referred to in paragraph 1 above.

By entering into this letter agreement you irrevocably agree in your capacity as an owner of record of shares of Series A Preferred Stock, acting with respect to all of such shares of Series A Preferred Stock owned of record by you, to consent to and approve the Amendment prior to the Effective Time promptly after request by the Company that you do so.

You have advised the Company that you are entering into this agreement in reliance on the Company’s obligation under the Merger Agreement to enter into an Amended and Restated Governance Agreement in substantially the form attached as Exhibit B to the Merger Agreement (the “Governance Agreement”). As an inducement to each of you to sign this letter agreement, the Company hereby agrees with each of you that, before the effective date of the Amendment, the Company will not agree to any modification of any provision of the form of Governance Agreement that would affect the rights and obligations of the Series A Designee (as such term is defined in the Governance Agreement) without the prior written consent of each of you.

This letter agreement shall be governed in all respects, including, validity, interpretation and effect, by the laws of the State of Delaware (excluding the choice of law rules thereof). This letter agreement may be executed in counterparts, all of which shall together constitute a single agreement.

If the foregoing accurately represents our agreement, please sign the appropriate signature block below.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date set forth in the first paragraph hereof.

COMPANY:

ITC^DELTACOM, INC.

By:	/s/ Douglas A. Shumate
Name:	Douglas A. Shumate
Title:	CFO

SCANA COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Peter J. Winnington
Name:	Peter J. Winnington
Title:	Treasurer

/s/ Campbell B. Lanier, III
Campbell B. Lanier, III

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